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Exhibit 99.1

Exhibit 99.1

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE CARVE-OUT AGENCY BUSINESS OF
ARBOR COMMERCIAL MORTGAGE, LLC AND SUBSIDIARIES

Report of Independent Certified Public Accountants	2
The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries Combined Balance Sheets	3
The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries Combined Statements of Income	4
The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries Combined Statements of Changes in Invested Equity	5
The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries Combined Statements of Cash Flows	6
The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries Notes to Combined Financial Statements December 31, 2015	7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Members of Arbor Commercial Mortgage, LLC and Subsidiaries

        We have audited the accompanying combined balance sheets of the Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and subsidiaries, as of December 31, 2015 and 2014, and the related combined statements of income, changes in invested equity, and cash flows for each of the three years ended December 31, 2015, and the related notes to the combined financial statements.

Management's responsibility for the financial statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, based on our audits, the combined carve out financial statements referred to above present fairly, in all material respects, the financial position of the Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the three years ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York

March 31, 2016

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

COMBINED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$41,227,812	$39,059,530
Restricted cash	21,484,553	—
Loans held-for-sale	268,918,415	250,843,672
Investments available-for-sale	2,675,992	—
Capitalized mortgage servicing rights, net	155,749,764	137,430,760
Other assets	3,485,820	4,287,169
Property and equipment, net	4,800,797	1,926,138

Total assets	$498,343,153	$433,547,269

LIABILITIES AND INVESTED EQUITY
Credit facilities	$288,258,783	$250,978,379
Accounts payable and accrued expenses	22,208,831	20,259,561
Allowance for loss-sharing obligations	28,564,318	26,747,435

Total liabilities	339,031,932	297,985,375
Invested equity	159,311,221	135,561,894

Total liabilities and invested equity	$498,343,153	$433,547,269

The accompanying notes are an integral part of these combined financial statements.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2015	2014	2013
REVENUES
Interest earned	$10,126,362	$6,604,800	$4,661,562
Fee-based services, including gain on sales, net	51,317,161	40,966,590	31,660,933
Originated mortgage servicing rights	47,613,684	39,591,436	38,562,283
Servicing revenue, net	27,821,577	23,444,850	18,906,111

Total revenue	136,878,784	110,607,676	93,790,889

EXPENSES
Interest expense	7,069,803	3,591,556	3,508,154
Employee compensation and benefits	54,616,324	47,822,993	42,336,822
Selling and administrative	14,626,542	11,256,941	10,959,107
Provision for loss sharing	3,784,505	2,616,325	2,630,969

Total expenses	80,097,174	65,287,815	59,435,052

Net income	$56,781,610	$45,319,861	$34,355,837

The accompanying notes are an integral part of these combined financial statements.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY

Invested Equity
Balance—December 31, 2013	$112,093,332
Withdrawals and distributions	(21,851,299)
Net income	45,319,861

Balance—December 31, 2014	135,561,894
Withdrawals and distributions	(33,032,283)
Net income	56,781,610

Balance—December 31, 2015	$159,311,221

The accompanying notes are an integral part of these combined financial statements.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$56,781,610	$45,319,861	$34,355,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	740,202	731,024	732,890
Amortization of deferred financing costs	1,112,102	500,734	802,061
Amortization of capitalized mortgage servicing rights	21,940,282	18,485,482	15,093,527
Capitalization of mortgage servicing rights	(47,613,684)	(39,591,436)	(38,562,283)
Write-off of capitalized mortgage servicing rights from servicing sales and payoffs	7,354,398	2,631,466	173,924
Gain on retained investments available-for-sale	(2,675,992)	—	—
Provision for loss sharing	3,784,505	2,616,325	2,630,969
Changes in operating assets and liabilities
Loans held for sale	(18,074,743)	(87,005,852)	60,946,785
Allowance for loss-sharing—chargeoffs, net	(1,967,622)	(1,515,992)	(8,180,724)
Other assets	412,469	(1,907,138)	684,615
Accounts payable and accrued expenses	1,949,270	(357,952)	2,286,631

Net cash provided by (used in) operating activities	23,742,797	(60,093,478)	70,964,232

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net	(3,614,861)	(219,183)	(718,175)
Restricted cash	(21,484,553)	20,354,060	(4,056,732)

Net cash (used in) provided by investing activities	(25,099,414)	20,134,877	(4,774,907)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in credit facilities	37,370,284	82,049,286	(61,972,956)
Payment of deferred financing costs	(813,102)	(1,028,755)	(480,918)
(Withdrawals and distributions)/contributions	(33,032,283)	(21,851,299)	3,211,249

Net cash provided by (used in) financing activities	3,524,899	59,169,232	(59,242,625)

Net increase in cash and cash equivalents	2,168,282	19,210,631	6,946,700
Cash and cash equivalents at beginning of year	39,059,530	19,848,899	12,902,199

Cash and cash equivalents at end of year	$41,227,812	$39,059,530	$19,848,899

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,405,507	$1,972,423	$1,945,912
Noncash investing and financing activities:
Retained investments available-for-sale	2,675,992	—	—
Reclassification of deferred financing costs from other assets to credit facilities	431,629	341,749	523,831

The accompanying notes are an integral part of these combined financial statements.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

        The agency business ("Agency Business") of Arbor Commercial Mortgage, LLC and Subsidiaries ("ACM") is comprised of its (i) underwriting, originating, selling and servicing multifamily mortgages under the Federal National Mortgage Association ("Fannie Mae") delegated underwriting and servicing ("DUS"), U.S. Department of Housing and Urban Development ("HUD")/Federal Housing Administration ("FHA"), Government National Mortgage Association ("GNMA"), Freddie Mac and conduit/commercial mortgage-backed securities ("CMBS") programs, and (ii) certain assets and liabilities related to the Agency Business primarily consisting of the mortgage servicing rights related to the agency servicing portfolio, agency loans held for sale, warehouse financing of agency loans held for sale and other assets and liabilities directly related to the Agency Business.

        The Agency Business of ACM is not a separate legal entity and has never operated as a separate, stand-alone entity of ACM but rather as a component in multiple legal entities within ACM's consolidated operations. Within these combined financial statements, "we," "us" and "our" refers to the Agency Business.

Agreement to Sell Agency Business

        On February 25, 2016, ACM entered into an Asset Purchase Agreement (the "Purchase Agreement") to sell its Agency Business to Arbor Realty Trust, Inc. ("ART") for $250.0 million. ACM is the external manager of ART, a publicly traded real estate investment trust (NYSE: ABR) and a related party to ACM. The purchase price is to be received 50% in cash and 50% in operating partnership units which are redeemable for cash, or at ART's option, for shares of ART common stock on a one-for-one basis ("OP Units"). The equity component of the purchase price consists of 19.23 million OP Units which was based on a stock price of $6.50 per share. Each of the OP Units will be paired with a share of newly-designated special voting preferred stock of ART which will entitle ACM to one vote per share on any matter submitted to a vote of ART's stockholders. The purchase price is subject to potential adjustment based on changes in the value of ACM's servicing portfolio being sold on the closing date. ACM has offered the option, at the discretion of the special committee of ART's board of directors, to provide for up to $50.0 million of financing to satisfy a portion of the cash consideration to be paid by ART. All of the ACM employees directly related to the Agency Business (approximately 230 employees) will become employees of ART following the consummation of the transaction.

        In addition, pursuant to the Purchase Agreement, ACM has provided a two year option to ART to purchase the existing Management Agreement and fully internalize the management structure of ART for $25.0 million (increasing to $27.0 million in the second year). The option period will begin at the closing date of the sale of the Agency Business to ART and will expire two years thereafter. The exercise of this option is at the discretion of the special committee of ART's board of directors, which has no obligation to exercise its option.

        The transactions contemplated pursuant to the Purchase Agreement will require certain government and GSE approvals as well as a vote of the stockholders of ART and other third party

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

approvals. These transactions are expected to close during the third quarter of 2016; however, there can be no assurances that these transactions will be completed during this period or at all.

        The Purchase Agreement provides that (i) either ACM or ART may terminate the Purchase Agreement if, among certain other circumstances, the conditions to the transactions have become incapable of fulfillment prior to August 15, 2016 (which may be extended by a period of three months if required antitrust approvals have not been received by August 15, 2016), (ii) ART may terminate the Purchase Agreement if (a) their special committee withdraws or adversely changes its approval or recommendation with respect to the transaction or (b) if the issuance of ART common stock or the OP Units would be deemed too dilutive to ART or the capital markets are unreceptive to any offering of ART common stock (as determined by ART's special committee). The Purchase Agreement also provides that upon termination under specified circumstances, including, among others, termination by ART pursuant to the items described in clause (ii) above, ART will pay ACM a termination fee of $3.0 million.

Basis of Presentation

        The accompanying combined financial statements are presented on a carve-out basis and have been prepared from the historical consolidated balance sheets, statements of income and cash flows attributable to the Agency Business of ACM and in accordance with principles generally acceptable in the United States of America ("GAAP"). The combined financial statements of the Agency Business reflect the assets, liabilities, revenue and expenses directly attributable to the Agency Business, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in equity and cash flows of the Agency Business on a stand-alone basis. The allocation methodologies are described below and within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. The historical financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in equity and cash flows of the Agency Business in the future or what they would have been had the Agency Business been a separate, stand-alone entity during the periods presented.

        These combined financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the Agency Business. For items not specifically identifiable, expenses have been allocated to the Agency Business from ACM including compensation and employee related expenses, selling and administrative expenses (i.e., telephone, office equipment rental and maintenance, office supplies and marketing) and other expenses directly associated with the revenue-generating activities of the Agency Business. Allocation of expenses to the Agency Business from ACM were made using the most meaningful allocation methodologies, which were primarily based on proportionate direct labor costs (i.e., time spent working on the Agency Business) or geographic location. Costs related to marketing, treasury, information technology, accounting and finance, facilities, human resources, administration and certain senior executives were allocated based on their proportionate direct labor costs. Substantially all operating leases and property and equipment will be acquired by ART in connection with the sale of the Agency Business. Income taxes have been accounted for in

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

these financial statements as described below. All of these allocations are based on assumptions that management believes are reasonable under the circumstances.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Significant estimates include the allowance for possible credit losses, guaranty obligations, mortgage servicing rights and the allocations associated with these combined financial statements. Actual results could differ from these estimates.

Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. We place our cash and cash equivalents in major financial institutions. The consolidated account balances at each institution exceeds Federal Deposit Insurance Corporation ("FDIC") insurance coverage and we believe that this risk is not significant.

Restricted Cash

        Restricted cash is required as collateral for possible losses resulting from loans originated under the Fannie Mae DUS program in accordance with the terms of loss sharing agreements between Fannie Mae and ACM. In December 2014, we replaced the cash collateral posted to satisfy our restricted cash requirements with a major financial institution letter of credit of up to $35.0 million which is collateralized by our servicing revenue as approved by Fannie Mae. At December 31, 2015, our $34.4 million restricted cash requirement was satisfied with a $33.5 million letter of credit and $0.9 million of cash collateral. At December 31, 2014, our $30.0 million restricted cash requirement was fully satisfied with this letter of credit.

        As an approved designated seller/servicer of Freddie Mac's Small Balance Loan Program ("SBL Program"), we are required to post collateral to ensure that we are able to meet certain purchase and loss obligations required by this program. Under the SBL Program, we were, until recently (see below), required to post cash collateral equal to 9% of the unpaid principal balance ("UPB") for each loan purchased by Freddie Mac. The Collateral is held during the period of time when Freddie Mac is aggregating loans that were sold by us to pool into a securitization. We utilize a financing facility to fund a portion of this cash collateral requirement, see Note 7—Credit Facilities for further details. At December 31, 2015, we posted cash collateral of $20.6 million in satisfaction of our requirements under this program. We borrowed $15.7 million from a financing facility to fund the majority of the cash collateral posted. Effective March 2016, the cash collateral requirements were changed from 9% of UPB for each loan to a flat $5.0 million per securitization.

Loans Held-for-Sale

        Loans held-for-sale are collateralized commercial real estate loans and are reported at the lower of cost or market, on an aggregate basis. The loans held for sale represent originated loans that are

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

generally transferred or sold within 60 days from the date that a mortgage loan is funded. During the period prior to its sale, interest income on a loan held for sale is calculated in accordance with the terms of the individual loan. Loan origination fees and direct loan origination costs are deferred until the related loans are sold.

Investments Available-for-Sale

        We acquire agency commercial interest-only securities ("Agency IOs") under the SBL Program that are classified as available-for-sale and carried at fair value on our combined balance sheet. The Agency IOs refer to an interest-only component of the cash flows from a pool of commercial mortgage loans issued by the Freddie Mac securitizations under the SBL Program. We have elected the fair value option for our Agency IOs, which requires changes in fair value recognized as unrealized gains and losses through earnings in our combined statements of income. We determine the fair value by obtaining valuations from an independent source. Interest income on these investment securities is accrued based on the outstanding principal balance and their contractual terms. See Note 3—Investments Available-for-Sale for further details.

Mortgage Servicing Rights

        We recognize, as separate assets, rights to service mortgage loans for others. Accounting guidance requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans that are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. For these mortgage servicing rights ("MSRs"), the initial capitalized valuation of the MSRs is equal to the estimated fair value of the expected net cash flows associated with the servicing rights. We amortize MSRs using the amortization method, which requires that MSRs be amortized in proportion to and over the period of estimated net servicing income or net servicing loss and that the servicing assets or liabilities be assessed for impairment or increased obligation based on fair value at each reporting date. Amortization of MSRs is recorded as a reduction of servicing revenues. The following assumptions were used in calculating each loan's MSR for the periods presented:

        Key rates:    We used discount rates ranging from 9% to 15% based on management's best estimate of market discount rates to determine the present value of MSRs. The inflation rate used for adequate compensation was 3%.

        Servicing Cost:    The estimated future cost to service the loan for the estimated life of the MSR is subtracted from the estimated future cash flows.

        Estimated Life:    We estimate the life of our MSRs based upon the stated yield maintenance and/or prepayment protection term of the underlying loan and may be reduced by 6 to 12 months based upon the expiration of various types of prepayment penalty and/or lockout provisions prior to that stated maturity date.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        We assess MSRs for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by estimating the present value of the future net cash flows of the capitalized MSRs, net of adequate compensation for servicing. Adequate compensation is based on the market rate of similar servicing contracts. We estimate the terms of commercial servicing for each loan by assuming that servicing would not end prior to the yield maintenance date, if applicable, at which point the prepayment penalty expires. MSRs are amortized in proportion to and over the period of estimated net servicing income.

        We measure the impairment of MSRs based on the difference between the aggregate carrying amount of the MSRs and their aggregate fair value. For purposes of impairment evaluation, the MSRs are stratified based on predominant risk characteristics of the underlying loans, which we have identified as loan type, note rate and yield maintenance provisions. To the extent that the carrying value of the MSRs exceeds fair value, a valuation allowance is established. As of December 31, 2015 and 2014, we had no valuation allowance.

        We record write-offs of MSRs related to loans that were repaid prior to the expected maturity and loans that defaulted and are determined to be unrecoverable. When this occurs, the write-off is recorded as a direct write-down to the carrying value of MSRs and is included as a component of servicing revenue, net on the combined statements of income. This direct write-down permanently reduces the carrying value of the MSRs, precluding recognition of subsequent recoveries. During 2015, 2014 and 2013, we recorded $7.4 million, $2.6 million and $0.2 million, respectively, of such write-offs relating to specific MSRs, primarily due to prepayments of certain loans. Prepayment fees totaling $6.5 million, $2.9 million, and $0.5 million were collected for 2015, 2014, and 2013, respectively, and are included as a component of servicing revenue, net on the combined statements of income.

Property and Equipment, Net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful life of the furniture and equipment ranging from three to seven years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease period. Construction in progress relates to a renovation project on our corporate headquarters that has not yet been placed into service for our intended use. Construction in progress costs will be transferred to furniture and equipment or leasehold improvements, as applicable, and depreciation will begin once these items are placed into service.

Allowance for Loss-Sharing Obligations

        When a loan is sold under the Fannie Mae DUS program, we undertake an obligation to partially guarantee the performance of the loan. Generally, we are responsible for losses equal to the first 5% of the UPB and a portion of any additional losses to an overall maximum of 20% of the original principal balance. Fannie Mae bears any remaining loss. In addition, under the terms of the master loss sharing agreement with Fannie Mae, we are responsible for funding 100% of mortgage delinquencies (principal and interest) and servicing advances (taxes, insurance and foreclosure costs) until the amounts advanced exceeds 5% of the UPB at the date of default. Thereafter, we may request interim loss sharing adjustments which allow us to fund 25% of such advances until final settlement.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        At inception, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral and the historical loss experience in our portfolio. The guaranty obligation is removed only upon either the expiration or settlement of the guaranty.

        We evaluate the allowance for loss-sharing obligations by monitoring the performance of each loss-sharing loan for events or conditions which may signal a potential default. Historically, initial loss recognition occurs at or before a loan becomes 60 days delinquent. In instances where payment under the guaranty on a specific loan is determined to be probable and estimable (as the loan is probable of foreclosure or in foreclosure), we record a liability for the estimated allowance for loss-sharing (a "specific reserve") by transferring the guarantee obligation recorded on the loan to the specific reserve with any adjustments to this reserve amount recorded in provision for loss-sharing obligations in the statements of income, along with a write-off of the associated loan-specific MSR. The amount of the allowance considers our assessment of the likelihood of repayment by the borrower or key principal(s), the risk characteristics of the loan, the loan's risk rating, historical loss experience, adverse situations affecting individual loans, the estimated disposition value of the underlying collateral, and the level of risk sharing. We regularly monitor the specific reserves on all applicable loans and update loss estimates as current information is received.

Revenue Recognition

        Fee-based services include commitment fees, broker fees, loan assumption fees, loan origination fees and gain on sale of loans. In some instances, the borrower pays an additional amount of interest at the time the loan is closed, an origination fee, net of any direct loan origination costs incurred, which is recognized upon sale of the loan. Revenue recognition occurs when the related services are performed, unless significant contingencies exist, and for the sale of loans, when all the incidence of ownership passes to the buyer. Interest income is recognized on the accrual basis as it is earned from loans held-for-sale.

Transfers and Servicing of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Agency Business, put presumptively beyond the reach of the entity, even in bankruptcy, (2) the transferee (or if the transferee is an entity whose sole purpose is to engage in securitization and the entity is constrained from pledging or exchanging the assets it receives, each third-party holder of its beneficial interests) has the right to pledge or exchange the transferred financial assets, and (3) the Agency Business or its agents does not maintain effective control over the transferred financial assets or third-party beneficial interest related to those transferred assets through an agreement to repurchase them before their maturity.

Financial Instruments

        We use financial instruments having off-balance-sheet risk in the normal course of business in order to reduce our exposure to fluctuations in interest rates and market prices. Included in

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Note 9—Commitments and Contingencies are disclosures relating to financial instruments having off-balance-sheet risk. These disclosures indicate the magnitude of our involvement in such activities and reflect the instruments at their face, contract or notional amounts, which do not necessarily represent the credit risk of such instruments. In connection with our hedging and loan sale programs, we have credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. None of the forward payment obligations of any of our counterparties is secured or subject to margin requirements. We enter into mandatory forward delivery contracts for the purpose of minimizing our exposure to movements of interest rates on rate-locked loan commitments and loans held-for-sale.

Variable Interest Entities

        We are required to consolidate a variable interest entity ("VIE") if we are deemed to be the VIE's primary beneficiary. A VIE is defined as an entity in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, which is defined as the party that (i) has the power to control the activities that impact the VIE's economic performance and (ii) has the right to receive the majority of expected returns or the obligation to absorb the majority of expected losses.

        We evaluate our investments to determine if they qualify as VIEs or as variable interests in VIEs. There were no entities determined to be VIEs at December 31, 2015 and 2014.

Income Taxes

        Our results of operations have historically been included in the consolidated federal and state income tax returns of ACM, a partnership for US tax purposes. Because a partnership is not a tax paying entity for federal and state income tax purposes, we have neither allocated nor accrued for income taxes in connection with the Agency Business.

New Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued updated guidance that requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key information about the entity's leasing arrangements. The guidance is effective for us beginning in the first quarter of 2020 with early adoption permitted. A modified retrospective approach is required. We are currently evaluating the impact this guidance may have on our consolidated financial statements.

        In January 2016, the FASB amended its guidance on the recognition and measurement of financial assets and liabilities. The guidance is effective for the first quarter of 2018 and we are currently evaluating the impact it may have on our financial statements.

        In September 2015, the FASB amended its guidance on measurement-period adjustments arising from business combinations. The guidance is effective for the first quarter of 2016 and we are still evaluating the impact it may have on our financial statements.

THE CARVE-OUT AGENCY BUSINESS OF ARBOR COMMERCIAL MORTGAGE, LLC AND
SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        In April 2015, the FASB amended its guidance on the balance sheet presentation of debt issuance costs. The guidance is effective for the first quarter of 2016. We early adopted this new guidance in the fourth quarter of 2015 and it did not have a material effect on our financial statements. As a result of adopting this new guidance, we reclassified deferred financing costs totaling $0.4 million and $0.3 million from other assets to credit facilities for the years ended December 31, 2015 and 2014, respectively.

        In February 2015, the FASB amended its guidance on the consolidation analysis of variable interest entities. The guidance is effective for the first quarter of 2016 and we are currently evaluating the impact it may have on our financial statements.

2. Loans Held-For-Sale

        Loans held-for-sale consists of:

	December 31,
	2015	2014
Fannie Mae	$178,212,000	$214,401,523
Freddie Mac	72,699,000	16,350,000
FHA	18,953,564	20,591,908

	269,864,564	251,343,431
Unearned discount	(946,149)	(499,759)

Loans held for sale, net	$268,918,415	$250,843,672

        Substantially all of our loans held-for-sale are commercial mortgages originated through the Fannie Mae, Freddie Mac and FHA programs. These loans are typically sold within 60 days of the origination date. At December 31, 2015 and 2014, there were no loans that were 90 days or more past due, and there were no loans that were placed on non-accrual status.

3. Investments Available-For-Sale

        As an approved SBL Program seller/servicer, we originate and sell loans to Freddie Mac, which are then pooled and securitized. Upon securitization, we receive interest-only securities, or Agency IOs, under the SBL Program that are accounted for as available-for-sale at fair value. The Agency IOs have a coupon of 15 basis points of the outstanding UPB of the securitized loans. During 2015, we received Agency IOs upon the completion of three securitizations with a total UPB of $496.6 million. We recorded these securities at fair value totaling $2.7 million with a corresponding gain to fee-based services, including gain on sales, net on the combined statements of income. Interest income recorded on these investments totaled $0.1 million for the year ended December 31, 2015. Our investments available-for-sale had a fair value of $2.7 million at December 31, 2015. We had no investments available-for-sale at December 31, 2014.

        Additionally, as part of the SBL Program securitizations, we are required to purchase the bottom tranche bond, generally referred to as "the B Piece," that represents the bottom 10%, or highest risk of

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3. Investments Available-For-Sale (Continued)

the securitization. In January 2015, we entered into an agreement whereby a third party investor agreed to purchase the B Piece from the SBL Program securitization, at par, upon issuance of all securitizations related to us, resulting in the transfer of the risk to the purchaser of the bond. During 2015, the third party investor acquired B Piece bonds from three securitizations with a face value totaling $49.7 million. We did not securitize any loans under the SBL Program during 2014.

4. Capitalized Mortgage Servicing Rights

        Capitalized MSRs are assessed for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by estimating the discounted future net cash flows of the capitalized MSRs. Our capitalized MSRs presented below reflect commercial real estate MSRs that are predominantly all from Fannie Mae DUS loans as of December 31, 2015 and 2014.

        The weighted average estimated life remaining of our MSRs was 6.0 years and 6.6 years for the years ended December 31, 2015 and 2014, respectively. A summary of our capitalized MSR activity is as follows:

	Year Ended December 31,
	2015	2014
Balance at beginning of year	$137,430,760	$118,956,272
Additions	47,613,684	39,591,436
Amortization	(21,940,282)	(18,485,482)
Write-downs and payoffs	(7,354,398)	(2,631,466)

Balance at end of year	$155,749,764	$137,430,760

        The expected amortization of capitalized MSR balances recorded as of December 31, 2015 is shown in the table below. Actual amortization may vary from these estimates.

Year	Annual Amortization
2016	$25,041,669
2017	24,687,683
2018	23,539,044
2019	22,044,425
2020	19,581,017
Thereafter	40,855,926

$155,749,764

5. Mortgage Servicing

        At December 31, 2015 and 2014, we were servicing, for a fee, commercial loans with an aggregate UPB of approximately $10.9 billion and $9.0 billion, respectively. Cash held in escrow by us for these

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5. Mortgage Servicing (Continued)

loans at December 31, 2015 and 2014, was $349.3 million and $388.4 million, respectively. These cash balances and related escrow liabilities are not reflected in the accompanying combined balance sheets. These escrows are maintained in separate accounts at two federally insured depository institutions, which can exceed FDIC insured limits.

        An analysis of the product concentrations and geographic dispersion that impact our servicing revenue is shown in the following tables. The UPB of loans in our fee-based servicing portfolio, by product, is as follows:

	December 31,
	2015	2014
Fannie Mae	$9,594,720,067	$8,553,437,476
Freddie Mac	940,565,139	68,702,727
FHA	377,063,073	336,286,022
Other	13,117,405	51,382,282

Total	$10,925,465,684	$9,009,808,507

        The percentage of UPB of properties collateralizing the loans in our fee-based servicing portfolio by geographical area is shown in the following table. No other state accounted for more than 5% of UPB and related servicing revenues in any of the years presented. We do not have any operations outside of the United States.

	December 31,
	2015	2014
Texas	20%	17%
New York	11%	12%
California	10%	8%
North Carolina	9%	9%
Florida	6%	7%
All other states	44%	47%

Total	100%	100%

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DECEMBER 31, 2015

6. Property and Equipment

        Property and equipment consists of:

	December 31,
	2015	2014
Furniture and equipment	$5,471,089	$4,027,101
Leasehold improvements	2,974,785	2,537,618
Construction in progress	1,899,599	165,893

Property and equipment	10,345,473	6,730,612
Accumulated depreciation and amortization	(5,544,676)	(4,804,474)

Property and equipment, net	$4,800,797	$1,926,138

        In the fourth quarter of 2014, we began a renovation project of our corporate offices. Through December 31, 2015, we have spent $3.0 million related to the project of which $1.1 million has been put into use and $1.9 million is currently accounted for as construction in progress which will be depreciated when the project is complete. We funded these improvements by utilizing a line of credit as described in Note 7—Credit Facilities. During 2015 and 2014, we did not dispose of any fixed assets.

7. Credit Facilities

        We utilize warehouse facilities and other debt agreements to finance our lending and investing activities. Borrowings underlying these arrangements are secured by substantially all of our loans held-for-sale.

        Our financing agreements consist of:

	December 31,
	2015			2014
	Debt Principal Balance	Debt Carrying Value	Weighted Average Note Rate	Debt Principal Balance	Debt Carrying Value	Weighted Average Note Rate
$150 million warehouse line of credit	$128,582,653	$128,358,137	1.93%	$61,082,898	$60,939,133	1.77%
$150 million warehouse line of credit	62,716,000	62,527,212	1.93%	32,946,000	32,756,411	1.82%
$200 million multifamily as soon as pooled plus agreement	56,621,000	56,621,000	1.53%	124,081,330	124,081,330	1.45%
$100 million warehouse line of credit	21,944,900	21,943,242	1.93%	33,209,900	33,201,505	1.67%
Facility agreement	15,720,403	15,703,736	4.44%	—	—	—
$3.1 million master security agreement	3,105,456	3,105,456	3.18%	—	—	—

	$288,690,412	$288,258,783	2.00%	$251,320,128	$250,978,379	1.61%

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7. Credit Facilities (Continued)

        In November 2015, a $100 million warehouse line of credit with a financial institution was amended to extend the maturity to November 2016 and increase the committed amount to $150 million. In addition, the amendment provided for a temporary increase of the committed amount to $250 million until February 2016. The credit agreement bears interest at a variable rate based on LIBOR and is used to finance agency loan product, and as collateral, the financial institution has a security interest in the underlying mortgage notes. At December 31, 2015, the outstanding principal balance was $128.6 million.

        In August 2015, a $150 million warehouse line of credit with a financial institution was amended to extend the maturity to August 2016. The line of credit bears interest at a variable rate based on LIBOR and is used to warehouse agency loans, and as collateral, the financial institution has a security interest in the underlying mortgage notes. At December 31, 2015, the outstanding principal balance was $62.7 million.

        Since 2008, we have continued use of a Multifamily As Soon as Pooled Plus ("MASAP") agreement with Fannie Mae. The agreement has no commitment amount or expiration date and interest is based on a spread over LIBOR (with a LIBOR Floor of 0.35%). The MASAP provides us with a warehousing credit facility for mortgage loans that are to be sold and serviced under the Fannie Mae DUS program. At December 31, 2015, the uncommitted amount was $200 million and the outstanding principal balance was $56.6 million.

        In August 2015, a $100 million warehouse line of credit with a financial institution was amended to extend the maturity to June 2016. This warehouse line of credit bears interest at a variable rate based on LIBOR and is used to finance the flow loan product, and as collateral, the financial institution has a security interest in the underlying mortgage notes. At December 31, 2015, the outstanding principal balance was $21.9 million.

        In January 2015, we entered into an agreement whereby a third party investor agreed to purchase the B Piece of the SBL Program securitizations. In May 2015, we entered into a facility agreement with this third party investor for the purpose of funding a portion of the cash collateral required as part of the purchase obligation of the B Piece under the SBL Program. The facility bears interest at a fixed rate and matures in May 2017. At December 31, 2015, the outstanding principal balance was $15.7 million.

        In June 2015, we entered into a master security agreement with a financial institution to finance $1.5 million for the renovation of our corporate office. In October 2015, we financed an additional $1.8 million under this agreement. The two notes bear interest at a fixed rate, require monthly amortization payments and mature in 2020. At December 31, 2015, the total outstanding principal balance was $3.1 million.

        In December 2014, our $5.0 million term loan with a financial institution was terminated and repaid in full. The term loan was used in partial satisfaction of its restricted cash requirements in accordance with the terms of the loss sharing agreements with Fannie Mae. In December 2014, we replaced the term loan with a letter of credit of up to $35.0 million which bears interest at a fixed rate of 3.00%, matures in December 2017, has two one-year extension options and is collateralized by our

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7. Credit Facilities (Continued)

servicing revenue as approved by Fannie Mae. At December 31, 2015 and 2014, the letter of credit designated for our restricted cash requirement was $33.5 million and $30.0 million, respectively.

        Each of the credit facilities contains various financial covenants and restrictions, including minimum tangible net worth, debt to equity ratio, debt service coverage ratio and a minimum servicing portfolio. We were in compliance with all financial covenants and restrictions at December 31, 2015 and 2014.

8. Allowance For Loss-Sharing Obligations

        When a loan is sold under the Fannie Mae DUS program, we typically agree to guarantee a portion of the ultimate loss incurred on the loan should the borrower fail to perform. The compensation for this risk is a component of the servicing fee on the loan. No guaranty is provided for loans sold under the Freddie Mac, GNMA or HUD loan programs.

        A summary of our allowance for loss-sharing obligation is as follows:

	Year Ended December 31,
	2015	2014
Beginning balance	$26,747,435	$25,647,107
Current Period provisions for loss sharing	3,784,505	2,616,325
Charge offs, net	(1,967,622)	(1,515,997)

Ending balance	$28,564,318	$26,747,435

        We evaluate the allowance for risk-sharing obligations by monitoring the performance of each loan for triggering events or conditions that may signal a potential default. In situations where payment under the guaranty is probable and estimable on a specific loan, we record an allowance for the estimated loss-sharing obligation (a specific reserve) by transferring the guarantee obligation recorded on the loan to the specific reserve with any adjustments to this reserve amount recorded in provision for loss-sharing obligations in the statements of income, along with a write-off of the loan-specific MSR. The amount of the provision reflects our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral, the level of risk sharing, and any remaining balance of the guaranty obligation.

        When we settle a loss under the DUS Loss sharing model, the net loss is charged off against the previously recorded loss-sharing obligation. The settled loss is often net of any previously advanced principal and interest payments in accordance with the DUS program, which are reflected as reductions to the proceeds needed to settle losses. At December 31, 2015 and 2014, we had outstanding advances of $0.2 million and $1.1 million, respectively, which were netted against the allowance for loss-sharing obligations.

        As of December 31, 2015 and 2014, the maximum quantifiable liability associated with our guarantees under the Fannie Mae DUS agreement was $1.7 billion and $1.6 billion, respectively. The maximum quantifiable liability is not representative of the actual loss we would incur. We would be liable for this amount only if all of the loans we service for Fannie Mae, for which we retain some risk

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8. Allowance For Loss-Sharing Obligations (Continued)

of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement.

9. Commitments and Contingencies

        Maturities of credit facilities as well as minimum annual operating lease payments under leases with a term in excess of one year in effect as of December 31, 2015 are as follows:

Year	Credit Facility Maturities	Minimum Annual Operating Lease Payments	Total
2016	$269,864,553	$3,184,986	$273,049,539
2017	15,720,403	3,097,858	18,818,261
2018	—	3,543,485	3,543,485
2019	—	3,214,504	3,214,504
2020	3,105,456	2,727,385	5,832,841
Thereafter	—	6,962,397	6,962,397

	$288,690,412	$22,730,615	$311,421,027

        We lease office space and equipment for our corporate headquarters and loan origination, support and servicing offices located throughout the United States. Certain of the office leases have escalation clauses. Total rent expense in 2015, 2014 and 2013 was $3.9 million, $3.4 million and $3.2 million, respectively.

Financial Instruments with Off-Balance-Sheet Risk

        We enter into financial instruments with off-balance-sheet risk in the normal course of business through the origination and sale of mortgage loans and the management of potential loss exposure caused by fluctuations of interest rates. Financial instruments with off-balance-sheet risk include commitments to extend credit and mandatory forward commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk. We manage credit risk by entering into agreements only with Wall Street investment bankers having primary dealer status and with permanent investors meeting our standards. At any time, our risk, in the event of default by the purchaser, is the difference between the contract price and current market price.

        Until a locked interest rate commitment is extended by us to a borrower, we have no interest rate risk.

        Simultaneous to a locked interest rate commitment being extended, we enter into mandatory forward commitments used to minimize interest rate exposure on loans held-for-sale and loan commitments which have been rated locked. As of December 31, 2015, there were ten commitments outstanding to borrowers which had a locked interest rate and corresponding mandatory forward commitments totaling approximately $46.9 million. As of December 31, 2014, there were four commitments outstanding to borrowers which had a locked interest rate and corresponding mandatory

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DECEMBER 31, 2015

9. Commitments and Contingencies (Continued)

forward commitments totaling approximately $53.3 million. At both December 31, 2015 and 2014, the values of these commitments were de minimus.

Litigation

        In the normal course of business, we are subject to various legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on our financial position or the results of our operations. In addition, we currently are neither subject to any material litigation nor, to management's knowledge, is any material litigation currently threatened against us.

10. Fair Value of Financial Instruments

        The following table summarizes the carrying values and the estimated fair values of our financial instruments. Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

	December 31, 2015		December 31, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$41,227,812	$41,227,812	$39,059,530	$39,059,530
Restricted cash	21,484,553	21,484,553	—	—
Loans held-for-sale	268,918,415	272,075,856	250,980,258	254,755,459
Investments available-for-sale	2,675,992	2,675,992	—	—
Capitalized mortgage servicing rights, net	155,749,764	203,005,289	137,430,760	164,270,145
FINANCIAL LIABILITIES
Credit facilities(1)	$288,258,783	$288,690,412	$250,978,379	$251,320,128

(1)
As of December 31, 2015 and 2014, the carrying value reflects the principal balance of our debt net of deferred financing costs totaling $0.4 million and $0.3 million, respectively

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value, see below. A financial

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10. Fair Value of Financial Instruments (Continued)

instrument's level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement.

Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
Level 2	—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active for identical or similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	—
Unobservable inputs that are supported by little or no market activity and significant to the fair value of the assets or liabilities that are developed using the reporting entities' estimates and assumptions, which reflect those that market participants would use.

        The following methods and assumptions were used in estimating the fair value of each class of financial instrument:

        Cash and cash equivalents and restricted cash:    Fair value approximates the carrying value reported in the balance sheets based upon the short term nature of the assets. Fair values are estimated at Level 1 based on current market quotes received from active markets.

        Loans held-for-sale:    Consists of originated loans that are generally transferred or sold within 60 days from the date that a mortgage loan is funded, and are valued using pricing models that incorporate observable inputs from current market assumptions (Level 2).

        Investments available-for-sale:    The fair value of Agency IOs were approximated using level 3 inputs and are derived from third party proprietary models using discounted cash flows based on the underlying contractual cash flows and requires significant judgements, including assumptions on discount rates and constant prepayment rates.

        Capitalized mortgage servicing rights, net:    Fair values are estimated using Level 3 inputs based on discounted future net cash flow methodology. The fair value of MSRs carried at amortized cost are estimated using a process that involves the use of independent third-party valuation experts, supported by commercially available discounted cash flow models and analysis of current market data to arrive at an estimate of fair value. The key inputs used in estimating fair value of MSRs include the contractually specified servicing fees, prepayment speed of the underlying loans, discount rate, annual per loan cost to service loans, delinquency rates, late charges and other economic factors.

        Credit facilities:    The majority of our facilities bear interest at rates that are similar to those available in the market currently (Level 2). For these facilities, fair values approximate the carrying values reported in the balance sheets.

11. Invested Equity

        Invested equity presented on the combined balance sheet represents the invested equity allocated to the Agency Business based on the assets, liabilities and results of operations directly related to the Agency Business.

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DECEMBER 31, 2015

12. Related-Party Transactions

        At December 31, 2015 and 2014, we serviced loans for ART and its related affiliates totaling approximately $1.9 billion and $2.0 billion, respectively. The servicing of these loans does not generate a service fee as they are covered by the management agreement between ACM and ART.

Management Agreement

        ACM has a management agreement with ART and its subsidiaries under which ACM has agreed to provide ART with structured finance investment opportunities and loan servicing as well as other services necessary to operate its business. The Agency Business is not a party to the management agreement between ACM and ART.

        As described in Note 1—Organization and Summary of Significant Accounting Policies, ACM has provided a two year option to ART to purchase the existing Management Agreement.

        As contemplated by the Asset Purchase Agreement, certain ACM employees will be retained by ACM. To the extent such employees devote time to the Agency Business or ART subsequent to the consummation of the transactions contemplated under the Purchase Agreement, ART will pay an additional management fee for the reimbursement of costs associated with the performance of duties.

13. Employee Benefits

        ACM maintains a 401(k) profit sharing plan (the "401(k) Plan") through an affiliate for all employees who have completed six months of continuous service. The 401(k) Plan matches 25% of the first 6% of each employee's contribution. ACM has the option to increase the employer match based on its operating results. Our allocated portion of the 401(k) Plan expense was $0.5 million, $0.4 million and $0.4 million for 2015, 2014 and 2013, respectively.

        ACM maintains a non-qualified deferred compensation plan ("the Plan") which is offered to certain of our full-time employees. The Plan is subject to the rules of section 409(a) of the Internal Revenue Code. Under the Plan, which can be modified or discontinued at any time, participating employees may defer a portion of their compensation and we are contractually obligated to match the contribution, as specified in the Plan, and fund such amounts upon vesting and an election by participants to redeem their interests. All employee deferrals vest immediately and our matching contributions vest over a nine year period beginning after year five. For the year ended December 31, 2015, 2014 and 2013, there were $0.6 million, $0.4 million and $0.5 million, respectively, of employee deferrals that were related to the Agency Business and were included as deferred compensation expense. As of December 31, 2015, we had recorded liabilities totaling $3.1 million and other assets of $2.0 million related to the Plan.

14. Agency Requirements

        Due to the nature of our mortgage banking activities, ACM (comprising of the Agency Business) is subject to supervision by certain regulatory agencies. Among other things, these agencies require the business to meet certain minimum net worth, operational liquidity and restricted liquidity collateral requirements, and compliance with reporting requirements. Upon consummation of the transactions contemplated by the Asset Purchase Agreement, these requirements would be the responsibility of ART. ACM's adjusted net worth and liquidity required by the agencies at December 31, 2015 and 2014 exceeded these requirements.

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14. Agency Requirements (Continued)

        As of December 31, 2015, ACM was required to maintain at least $9.6 million of liquid assets to meet its operational liquidity requirements for Fannie Mae. As of December 31, 2015, ACM had operational liquidity in excess of this requirement.

        ACM is generally required to share the risk of any losses associated with loans sold under the Fannie Mae DUS program. ACM is required to secure this obligation by assigning restricted cash balances and/or a letter of credit to Fannie Mae. The amount of collateral required by Fannie Mae is a formulaic calculation at the loan level and considers the balance of the loan, the risk level of the loan, the age of the loan, and the level of risk-sharing. Fannie Mae requires restricted liquidity for Tier 2 loans of 75 basis points, which is funded over a 48-month period that begins upon delivery of the loan to Fannie Mae. As of December 31, 2015, ACM met the restricted liquidity requirement with a $33.5 million letter of credit and $0.9 million of cash collateral. Additionally, substantially all of the loans for which ACM has risk sharing are Tier 2 loans. See Note 1—Organization and Summary of Significant Accounting Policies for further details.

        ACM is in compliance with the December 31, 2015 liquidity collateral requirements as outlined above. As of December 31, 2015, reserve requirements for the December 31, 2015 Fannie Mae DUS loan portfolio will require ACM to fund $19.0 million in additional restricted liquidity over the next 48 months, assuming no further principal paydowns, prepayments, or defaults within our at risk portfolio. Fannie Mae periodically reassesses these collateral requirements and may make changes to these requirements in the future. We generate sufficient cash flow from our operations to meet these capital standards and do not expect any changes to have a material impact on our future operations; however, future changes to collateral requirements may adversely impact our available cash.

        We are subject to various capital requirements in connection with seller/servicer agreements that we have entered into with secondary market investors. Failure to maintain minimum capital requirements could result in our inability to originate and service loans for the respective investor and, therefore, could have a direct material effect on our combined financial statements. As of December 31, 2015, ACM met all capital amounts required for capital adequacy purposes, by investor, as follows:

	Required Net Worth	Actual Net Worth
Fannie Mae	$51,648,449	$143,652,813
GNMA	3,171,154	237,132,701
FHA Recertification	1,000,000	237,132,701

15. Subsequent Events

        We have evaluated events and transactions that occurred during the period from the balance sheet date through March 31, 2016, the date our financial statements are available to be issued.

        On February 25, 2016, ACM entered into a Purchase Agreement to sell its Agency Business to ART for $250.0 million (see Note 1—Organization and Summary of Significant Accounting Policies).